UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

Galenfeha, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-188800	46-2283393
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

420 Throckmorton Street, Suite 200	76102
Ft. Worth, Texas 76102	(Zip Code)
(Address of principal executive offices)

(800) 280-2404
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 16, 2016, the Company entered into an agreement with Fleaux Services, LLC for the sale of the company’s battery and stored energy division, which includes, but is not limited to, all inventory, support equipment, and office operations located at 9204 Linwood Avenue, Suite 104 and 105, Shreveport, LA 71106. Mr. Trey Moore is the President/CEO of Fleaux Services, and also is a Director of Galenfeha, Inc.

The sale is for a cash consideration of $350,000 USD; plus a 3% royalty on all Galenfeha-style batteries sold over the course of the next two years from the date this purchase agreement was executed. The cash consideration was for $175,000 in inventory and $175,000 for business good-will and was provided directly by Fleaux Services in cash.

The sale includes all future sales, future purchase orders resulting from previous negotiations, and all intellectual property related to Galenfeha, Inc. battery manufacturing and distribution.

Fleaux Services, LLC will assume responsibility for expenses related to the Galenfeha, Inc. battery division that includes previous expenses incurred for sales meetings that secured future purchase orders.

All contractual agreements between the Galenfeha Inc. battery division and outside parties, including, but not limited to, consultants, suppliers, distributors, and sales representatives, become the responsibility of Fleaux Services, LLC. This includes all suppliers’ outstanding invoices for materials not yet delivered and support equipment that will be relinquished to Fleaux Services, LLC upon the execution of this agreement.

Galenfeha, Inc. will retain payments on all current outstanding purchase orders invoiced before the date of this purchase agreement.

A copy of the sales agreement and payment of debt to related parties are listed as exhibits:

Exhibit 99.1	Sales Agreement
Exhibit 99.2	Related Party Debt Termination Agreement
Exhibit 99.3	Related Party Debt Termination Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2016

GALENFEHA, INC.

/s/ James Ketner
James Ketner
President/CEO